Exhibit No. 10.2

FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
BETH B. SEXTON

WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement (the “Agreement”) with Beth B. Sexton (the “Executive”), dated as of April 7, 2008;

WHEREAS, Foster Wheeler Inc. (the “Company”) assumed the Agreement from Foster Wheeler Ltd. on January 23, 2009;

WHEREAS, the Company is relocating its primary office from Clinton, New Jersey to Switzerland and the Company acknowledges that such relocation constitutes a material negative change in the employment relationship such that the Executive may terminate employment for good reason pursuant to Agreement Section 4.1.2(iv) (Termination; For Good Reason By the Executive);

WHEREAS, in exchange for the valuable consideration provided by this Amendment, the Executive has agreed to (i) delay exercising the Executive’s right to terminate employment for good reason relating to the Swiss relocation and (ii) enter into a secondment agreement with a primary place of business in Switzerland where she would perform her duties through June 30, 2011; and

WHEREAS, pursuant to Section 9.6 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of January 18, 2010 by adding an addendum at the end of the Agreement, to read as follows:

ADDENDUM

This Addendum sets forth the terms and conditions applicable during the Executive’s performance of duties (as described in Agreement Section 1.1) in Switzerland from January 18, 2010 through the earlier of (i) June 30, 2011 or (ii) the date of Agreement termination by the Company or Executive (the “Assignment Term”).  Unless otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the Assignment Term.

A-1.	Location.

During the Assignment Term, the Executive shall perform her duties (as described in Agreement Section 1) primarily at the Company’s offices in Switzerland, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

A-2.	Equity Awards.

(a)           Assignment Term Awards.  During the Assignment Term, the Executive shall be eligible to continue to participate in the Company’s long-term incentive program, as determined by the Compensation Committee; provided, that the economic value of the award the Executive receives in 2010 shall not be less than 50% of the award the Executive received in November, 2009.

(b)           Extended Exercise.  Upon the Executive’s termination of employment (other than for Cause), all stock options outstanding as of the Executive’s Termination Date shall remain exercisable for the shorter of one (1) year following the Executive’s termination of employment or the remainder of the term of the stock option(s).

A-3.	Transition Support and Allowances.

The Company shall pay for the following expenses, allowances and benefits through the Assignment Term.  Such allowances and benefits shall not be considered for purpose of any calculations under the Company’s benefit plans.  All of the benefits provided in this Addendum are inclusive of a Representation Allowance of CHF 100,000.

(a)           Work Permits/Visas.  The Company will assist in obtaining the proper work permits and/or visas necessary for the provision of services in Switzerland and reimburse the Executive for any work permit/visa, passport and immigration expenses, including expenses for dependents of the Executives relocating or intending to relocate to Switzerland.

(b)           Transportation and Expenses.

(i)           Move-Related Transportation and Expenses.  The Company shall reimburse the Executive for actual and reasonable expenses incurred in relation to the relocation to Switzerland, including temporary living expenses (e.g., hotel costs, meals, transportation, etc.) and reasonable expenses relating to the shipping of clothing, personal effects and household goods.  The Executive agrees to make reasonable efforts to secure independent housing within a reasonable period of time.

(ii)          Personal Air Travel.  The Company shall provide reimbursement of one (1) business-class round-trip ticket per month for personal travel between Switzerland and the U.S.  Each month, the Executive may use the business-class round trip ticket to instead fly one (1) family member from the U.S. to Switzerland.  Once per quarter, in lieu of the Executive’s trip to the U.S., the Company shall reimburse the cost of business-class round-trip tickets for the Executive’s family to travel from the U.S. to Switzerland.

(c)           Cost-of-Living Allowances.  Beginning when the Executive secures independent housing and the reimbursement of move-related expenses described in A-3(b)(i) ceases, the Company shall pay the Executive monthly allowances consisting of the following amounts:

(i)           Cost-of-living allowance:  CHF 6,327

(ii)          Transportation:  CHF 3,042

(iii)         Housing:  CHF 13,800

(iv)        Utilities:  CHF 400

The allowances specified in (i) through (iv) shall be payable in advance in Swiss Francs according to the Company’s payroll practices.  The Company shall also provide for reasonable advances to the Executive for the purpose of obtaining housing and satisfying other relocation expenses.

(d)           Settling-In Allowance.  The Company shall pay the Executive a one-time settling-in allowance of CHF 5,000, payable in January 2010 or as soon as possible thereafter.

(e)           Medical Coverage.  To the extent U.S. medical coverage is not available in Switzerland, the Company shall pay for the cost of securing substantially similar coverage in Switzerland for the Executive and the Executive’s family.  Eligible dependents of the Executive shall continue to maintain medical coverage irrespective of their relocation to Switzerland.

(f)           Seconded Arrangement.  The Executive shall be seconded to Foster Wheeler Management AG in Switzerland and shall continue to remain an employee of the Company.  The Executive shall remain eligible to participate in the Company’s employee benefit plans as set forth in Section 3 of the Agreement and to receive U.S. social security benefits.

(g)           Compassionate Leave.  The Executive shall be provided with up to five (5) day’s paid compassionate leave in relation to the death of an immediate family member.  The Company shall reimburse the Executive and her dependents for the cost of round-trip business airline tickets to attend funeral services.

(h)           Tax Equalization.  Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual pay and long-term incentive pay applying his or her home country tax rules without taking into consideration any foreign tax credit.  Such amount will be deducted from the Executive’s paycheck.  Should additional income taxes arise in the U.S. or Switzerland as a result of the assignment, the Company shall pay the additional tax.  The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss income tax on his or her Base Salary, short-term incentive pay and long-term incentive pay.  In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any wealth tax due in Switzerland as a result of the assignment.

(i)           Tax Return Preparation and Counseling Services.  The Company shall retain the services of a tax consultant to counsel the Executive with respect to the tax implications of the move and to prepare the Executive’s U.S. and Switzerland tax returns as required during the Assignment Term.

(j)           Legal Services.  The Company shall reimburse the Executive for legal fees incurred in relation to an attorney’s review of this Addendum, up to a maximum of USD 5,000.

(k)           Tax Gross-Up.  To the extent that the provision of assignment benefits described in this Section A-3 results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation.  Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.

(l)           Maximum Length of Assignment.  For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits is five (5) years from the start of the Assignment Term.

A-4.	Stay Bonus Award.

The Company shall pay the Executive a cash stay bonus under the following terms:

(a)           Full Stay Period.  The Executive shall receive a cash bonus equal to 175% of the Executive’s Base Salary then in effect, provided the Executive remains in active employment until June 30, 2011.  Payment of such bonus shall be made in a single lump sum in July 2011.

(b)           Minimum Stay; Minimum Notice.  The Executive shall receive a cash bonus equal to 125% of the Executive’s Base Salary then in effect upon the termination of the Executive’s employment if the Executive remains an active employee of the Company through December 31, 2010, and provides the Company with at least four (4) months advance written notice of her termination of employment.  Payment of such bonus shall be made in a single lump sum within thirty (30) days of the date of termination of employment.  This 125% stay bonus shall be increased if the Executive provides the requisite notice and works beyond December 31, 2010.  In such case, the amount of the stay bonus shall be increased on a pro-rata basis based on the number of full months worked during the Assignment Term between December 31, 2010 and June 30, 2011.  For example, if the Executive works one (1) full month beyond December 31, 2010, the Executive shall receive another one-sixth (1/6th) of the amount of the differential between 125% and 175%.  Payment of such bonus shall be made in a single lump sum within thirty (30) days of the Executive’s termination of employment

(c)           Termination Without Cause; For Good Reason; Death; Disability.  The stay bonus described in paragraph (a) shall be payable in full and irrespective of the actual duration of the Assignment Term if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason (not including the event of the assignment to Switzerland), or due to the Executive’s death or Disability.  In such case the stay bonus shall be paid in a lump sum within thirty (30) days of termination of employment.

(d)           Termination Relating to Catastrophic Personal Event.  The stay bonus described in paragraph (a) shall be payable in full if the Executive remains an active employee through December 31, 2010 and terminates employment during the Assignment Term due to an unforeseen personal and catastrophic event affecting the Executive or a family member, which event requires the Executive to relocate to the U.S., and the Executive provides the Company with thirty (30) days advance written notice.

(e)           Forfeiture of Stay Bonus.  The Executive shall forfeit the stay bonus (and must repay the stay bonus if the stay bonus has been paid) if (i) the Executive does not remain in active employment through December 31, 2010, the Executive provides the Company with less than four (4) months advance written notice of her termination of employment (less than thirty (30) days notice for termination due to a catastrophic event described in A-4(d)), or (iii) the Executive’s employment is terminated for Cause.  The Executive must repay any paid stay bonus in full within thirty (30) days of her termination of employment.

A-5.	Termination of Employment.

(a)           During Assignment Term.  Except as otherwise provided in paragraph (b) or (c) below, if the Executive’s employment is terminated for any reason during the Assignment Term, the terms of Agreement Section 4 shall control; provided, that the relocation to Switzerland shall not constitute an event giving rise to a termination of employment for Good Reason.  If the termination is for any reason other than for Cause, the Company shall pay the reasonable costs associated with repatriation to the U.S.

(b)           Good Reason Termination Relating to Swiss Relocation.  Except as otherwise provided in paragraph (c), if the Executive terminates employment after December 31, 2010 and has provided the Company with at least four (4) months advance written notice of termination, such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period).  In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.

(c)           Termination Relating to Catastrophic Personal Event.  If the Executive terminates employment at any time during the Assignment Term due to an unforeseen personal and catastrophic event affecting the Executive or a family member, which event requires the Executive to relocate to the U.S., and the Executive provides the Company with thirty (30) days advance written notice, then such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period).  In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.

(d)           End of Assignment Term.  If the Executive terminates employment on or after June 30, 2011, such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period).  No notice requirement shall apply for a termination of employment on or after June 30, 2011.  In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.

A-6.	Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances

(a)           Benefits-in-Kind; Expense Reimbursements.  Benefits-in-kind and any provision for reimbursement of expenses during the assignment period will be subject to the following rules, as required to comply with Code Section 409A:

(i)           The amount of in-kind benefits provided or expenses eligible for reimbursement in one calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year.

(ii)          Expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred.

(iii)         The right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit.

(b)           Allowances.  Allowances generally shall be paid monthly.  In no event shall the payment of any allowance be made later than March 15th of the year following the year in which the Executive is entitled to payment.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement effective as of the date first written above.

FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich	1/8/10
	Raymond J. Milchovich	Date

/s/ Beth B. Sexton		1/14/10
Beth B. Sexton		Date